Exhibit 99.1
For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042
Republic Airways Holdings Announces Second Quarter 2006 Results

Indianapolis, Indiana, (August 1, 2006) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $284.3 million for the quarter ended June 30, 2006, a 33.3% increase, compared to $213.2 million for the same period last year.  The Company reported net income of $20.3 million for the quarter ended June 30, 2006, a 51.2% improvement over the $13.4 million reported in the prior year’s second quarter (the prior year’s second quarter results included an after tax expense of $1.7 million for payments made to AMR related to the operation of 70-seat aircraft on the Chautauqua operating certificate). The Company also reported earnings per diluted share of $0.47, compared to $0.40 for the same period last year.  Weighted average diluted common shares outstanding increased to 43.3 million, or 29.8% as a result of the Company’s follow on offering of common stock in July 2005. The primary items of significance affecting the second quarter of 2006 are outlined below.

Second Quarter Highlights
Total operating revenues for the second quarter of 2006 increased primarily as a result of a 43.5% increase in available seat miles (ASMs) to 2.3 billion ASMs, up from 1.6 billion ASMs and an 18.5% increase in block hours. These increases reflect the addition of 48 E170 regional jet aircraft, which were placed into service since June 30, 2005 offset by the removal of seven E145 regional jet aircraft and 10 Saab turboprop aircraft from fixed-fee service during the same time period.

Total operating expenses for the second quarter of 2006, including interest expense but excluding fuel charges (which are reimbursable by the Company’s partners), of $171.6 million, increased approximately 32.6% from $129.4 million for the same quarter of 2005. Operating cost per ASM (CASM), including interest expense but excluding fuel, decreased 7.7% to 7.6¢ compared to the prior year’s 8.2¢.

During the quarter the Company transitioned the final ten E170 aircraft from US Airways and took delivery of four new E170 aircraft which were placed into fixed-fee service for Delta Air Lines. The Company entered into 15-year, fixed rate debt financing arrangements for the four Delta aircraft. At June 30, 2006, the Company’s fleet consisted of 166 regional jets including 71 E170 aircraft.

Recent Developments
In July, the Company announced that it had reached an agreement to operate forty-four 50-seat regional jets for Continental. The aircraft are expected to be placed into service between January and July 2007 and will be operated for terms that vary from two years to five years. Under certain conditions Continental may extend the term on the aircraft up to five additional years.

Also in July, the Company announced that it had reached agreements with Embraer and US Airways to take delivery of thirty 86-seat E175 aircraft and to place these aircraft into service for US Airways between January 2007 and the summer of 2008. The agreement with US Airways also included the removal of twenty 50-seat aircraft, which will be repositioned to operate under the new Continental agreement. The Company expects the remaining 24 aircraft for Continental to be acquired on short-term operating leases consistent with the terms of the Continental agreement.

Balance Sheet Information
At June 30, 2006 the Company had $204.5 million in cash and cash equivalents compared to $162.0 million as of December 31, 2005.  The Company’s long-term debt increased to $1.48 billion as of June 30, 2006, compared to $1.41 billion at December 31, 2005. All of the Company’s long-term debt is at fixed interest rates, and is secured by the aircraft. The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $800 million as of June 30, 2006.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,000 flights daily to 89 cities in 35 states, Canada, Mexico and the Bahamas through airline services agreements with four major U.S. airlines. All flights are operated under a major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. As of June 30, 2006, the airlines employed more than 3,300 aviation professionals and operated 166 regional jet aircraft including 71 E170 aircraft.

The Company will conduct a telephone briefing to discuss its second quarter results on August 2nd, at 11:00 a.m. EDT. For those wishing to participate please call 866-831-6272 and for international calls please dial 617-213-8859; the passcode is 64515445. A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)
Financial Highlights	Three Months Ended June30,			Six Months Ended June 30,
	2006	2005	Change	2006	2005	Change
OPERATING REVENUES
Passenger	$ 279,430	$ 211,263	32.3%	$ 527,606	$ 416,036	26.8%
Other	4,883	1,985	146.0%	14,051	6,970	101.6%
Total operating revenues	284,313	213,248	33.3%	541,657	423,006	28.0%

OPERATING EXPENSES
Wages and benefits	43,595	34,846	25.1%	83,740	66,802	25.4%
Aircraft fuel	82,137	62,411	31.6%	158,660	128,347	23.6%
Landing fees	10,492	7,737	35.6%	19,086	14,778	29.2%
Aircraft and engine rent	24,394	19,128	27.5%	44,746	37,659	18.8%
Maintenance and repair	24,522	19,231	27.5%	46,903	37,576	24.8%
Insurance and taxes	4,978	4,208	18.3%	9,270	8,116	14.2%
Depreciation and amortization	22,080	14,391	53.4%	43,498	27,999	55.4%
Other	19,555	16,327	19.8%	35,277	30,221	16.7%
Total operating expenses	231,753	178,279	30.0%	441,180	351,498	25.5%
OPERATING INCOME	52,560	34,969	50.3%	100,477	71,508	40.5%

OTHER INCOME (EXPENSE)
Interest expense	(21,961)	(13,566)	61.9%	(43,830)	(26,291)	66.7%
Other income	2,648	876	202.3%	4,614	1,392	231.5%
Total other income (expense)	(19,313)	(12,690)	52.2%	(39,216)	(24,899)	57.5%

INCOME BEFORE INCOME TAXES	33,247	22,279	49.2%	61,261	46,609	31.4%

INCOME TAX EXPENSE	12,992	8,883	46.3%	24,106	18,389	31.1%

NET INCOME	20,255	13,396	51.2%	37,155	28,220	31.7%
PER SHARE, BASIC	$ 0.48	$ 0.41	17.1%	$ 0.89	$ 0.91	(2.1%)
PER SHARE, DILUTED	$ 0.47	$ 0.40	17.5%	$ 0.86	$ 0.88	(2.3%)
Weighted Average Common Shares
Basic	41,941	32,483	29.1%	41,889	31,142	34.5%

Diluted	43,277	33,341	29.8%	43,149	31,906	35.2%

Unaudited Operating Highlights
Operating Highlights	Three Months Ended			Six Months Ended
	June 30, 2006			June 30, 2006
	2006	2005	Change	2006	2005	Change
Passengers carried	3,328,129	2,346,187	41.9%	5,883,377	4,383,566	34.2%
Revenue passenger miles (000)	1,735,977	1,128,722	53.8%	3,110,267	2,090,409	48.8%
Available seat miles (000)	2,257,596	1,573,120	43.5%	4,222,798	3,012,766	40.2%
Passenger load factor	76.9%	71.8%	5.1 pts	73.7%	69.4%	4.3 pts
Cost per available seat mile, including interest expense (cents)	11.24	12.20	(7.9%)	11.49	12.54	(8.4%)
Fuel cost per available seat mile	3.64	3.97	(8.3%)	3.76	4.26	(11.7%)
Cost per available seat mile, excluding fuel expense (cents)	7.60	8.23	(7.7%)	7.73	8.28	(6.6%)
Block hours	136,620	115,257	18.5%	258,252	224,606	15.0%
Departures	78,874	69,803	13.0%	148,030	135,052	9.6%
Average daily utilization of each aircraft (hours)	10.3	10.6	(2.8%)	10.2	10.7	(4.7%)
Average aircraft stage length	516	470	9.8%	520	468	11.1%